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                                                                 Exhibit 12


                           HECLA MINING COMPANY

                  FIXED CHARGE COVERAGE RATIO CALCULATION

     For the years ended December 31, 1997, 1998, 1999, 2000 and 2001 and the three months ended December 31, 2000 and 2001
                   (dollars in thousands, except ratios)

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                                                                                                             4th Qtr      4th Qtr
                                          1997          1998          1999          2000         2001         2000         2001
                                        ---------     ---------     ---------     ---------    ---------    ---------    ---------

Net loss from continuing operations
  before income taxes, extraordinary
  charge and cumulative effect of
  change in accounting principle        $   1,414     $  (5,817)    $ (43,794)    $ (84,834)   $  (9,582)   $ (54,611)   $  (2,647)
Income (loss) from discontinued
  operations, net                             - -         4,374         4,786         1,529       11,922       (1,701)        (537)

Add:   Fixed Charges                       11,126        11,392        12,791        16,283       11,980        4,346        2,631
Less:  Capitalized Interest                  (806)         (959)          (19)          - -          - -          - -          - -
                                        ---------     ---------     ---------     ---------    ---------    ---------    ---------
Adjusted income (loss) before
  income taxes, extraordinary item,
  and cumulative effect of change
  in accounting principle               $  11,734     $   8,990     $ (26,236)    $ (67,022)   $  14,320    $ (51,966)   $    (553)
                                        =========     =========     =========     =========    =========    =========    =========

Fixed charges:
  Preferred stock dividends             $   8,050     $   8,050     $   8,050     $   8,050    $   8,050    $   2,012    $   2,012
  Interest portion of rentals                 614            73           134           114           43           29           11
  Total interest costs                      2,462         3,269         4,607         8,119        3,887        2,305          608
                                        ---------     ---------     ---------     ---------    ---------    ---------    ---------

Total fixed charges                     $  11,126     $  11,392     $  12,791     $  16,283    $  11,980    $   4,346    $   2,631
                                        =========     =========     =========     =========    =========    =========    =========

Fixed Charge Ratio                           1.05           (a)           (a)           (a)         1.20          (a)          (a)

Inadequate coverage                     $     - -     $   2,402     $  39,027     $  83,305    $     - -    $  56,312    $   3,184
                                        =========     =========     =========     =========    =========    =========    =========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)             $  21,009     $  17,170     $  18,662     $  18,091    $  20,475    $   4,064    $   5,543
  DD&A(b) (corporate)                         311           389           321           282          265           69           62
  Provision for (benefit from)
    closed operations                        (724)          734        30,100        20,029        1,310       16,009           87
  Reduction in carrying value  of
    mining properties                         715           - -           175        40,240          - -       31,168          - -
                                        ---------     ---------     ---------     ---------    ---------    ---------    ---------

                                        $  21,311     $  18,293     $  49,258     $  78,642    $  22,050    $  51,310    $   5,692
                                        =========     =========     =========     =========    =========    =========    =========


 (a)   Earnings for period inadequate to cover fixed charges.

 (b)   "DD&A" is an abbreviation for "depreciation, depletion and amoritization."

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